Exhibit 99.1
In Historic Move, Vail Resorts Reduces All Pass Prices By 20 Percent Toward Goal of ‘Epic for Everyone’

•Company doubles down on advance commitment pass strategy with bold price reset
•Launches new version of Epic Day Pass with more limited resort offering at $67 for a 1-day pass
•Epic Mountain Rewards program continues, offering pass holders 20 percent off dining, lodging, group ski and ride school, and equipment rentals

Broomfield, Colo., March 24, 2021 – Vail Resorts, the world’s leading ski resort company, today announced a bold price reset of its Epic Pass products to continue to deliver on its commitment of Epic for Everyone and to honor the loyalty of its pass holders. Already regarded as the best value in skiing and riding, the Company’s pass prices have been reduced by 20 percent across the board – making it easier for everyone to purchase a pass and, once again, changing everything about how guests access skiing and riding.

The price reduction applies to the entire portfolio of the Company’s North American pass lineup, including Epic Pass, Epic Local Pass and Epic Day Pass; Whistler Blackcomb Unlimited, Whistler Blackcomb Day Pass and EDGE Cards; Summit Value Pass, Tahoe Local and Value Pass, and Northeast Value and Midweek Pass; Military Epic Pass and Adaptive Pass; and many more. Epic Pass products are now available to purchase at EpicPass.com for the 2021/22 winter season.

“The ski industry, our Company and skiers and riders everywhere just navigated the most challenging season we have ever encountered. Because of the growth and loyalty of our pass holders, we were able to ensure this season was a success, with full operations across our 34 North American resorts, even amid a pandemic,” said Rob Katz, chairman and chief executive officer of Vail Resorts. "When we launched the Epic Pass 13 years ago, we began a journey to offer incredible value, flexibility and access to pass holders in exchange for a commitment before the season starts. Since then, we have added 32 resorts to our portfolio to give our pass holders more choice, and watched how they more naturally spread out their skiing over the course of a season. We have also invested over $1.5 billion into the guest experience with industry-leading technological innovations and numerous on-mountain capital improvements. Today, as we double down on our pass strategy by dramatically reducing our pass prices, we are excited to make it easier for everyone to move into a pass, and we remain fully committed to ensuring continuous improvements in the guest experience.”

The Epic Local Pass is now available for $583 (down from $729 last season) and the full Epic Pass is priced at $783 (down from $979 last season). This reset takes these products back to prices last seen during the 2015/16 season when the Epic Pass offered access to only 11 U.S. resorts compared to today’s more than 70 resorts worldwide, including Vail, Breckenridge, Park City and Whistler Blackcomb. With the price reduction, the Epic Day Pass, which provides the same season pass value to guests who want to ski or ride just 1-7 days, gives guests the chance to visit world-class resorts like Vail for just $87 with a 1-day pass (compared to a $219 lift ticket) and as low as $74 a day with a 7-day pass.

New for the 2021/22 season, the Epic Day Pass will offer two levels of resort access. With this new option, guests can get even more value in a day pass and access 29 resorts, including Keystone, Crested Butte, Heavenly, Northstar, Stowe and Hunter Mountain, for a price that starts at only $67 for a 1-day pass. Now guests can choose the number of days they want to ski or ride, whether or not to have holiday access, and the level of resort access they desire for the upcoming season at an incredible value. Find the full list of resorts accessible with this more limited offering and those excluded, at https://www.epicpass.com/passes/epic-day-pass.aspx. This new Epic Day Pass customization option will be available to purchase on April 29, 2021.

“The new prices announced today not only provide value to existing skiers and riders, but we also believe they will contribute to the growth and vitality of our sport as we bring new people and higher engagement into the industry, which we think is imperative,” said Katz. “We also believe these lower prices will benefit our financial results based on new learnings from the past few years. First, since we launched the Epic Day Pass two years ago, we have seen a material number of guests purchase a pass who were not previously known to us as customers, especially guests who typically skied less days in a season. Second, people who switched from purchasing lift tickets to passes then actually skied more frequently, purchased more ski school and rentals, and were more likely to visit our resorts the following year. Finally, based on the pass credits from last year, we have much better insight on how to profitably drive renewal rates in the program, particularly for newer pass holders, where we see dramatic increases in loyalty if we can keep them in the program for their first few years.”

“Much like in 2008 when we launched the Epic Pass, it can be counterintuitive to think that providing value to our guests by lowering prices will also drive value for our Company,” Katz continued. “However, we believe the price reduction will drive incremental revenue, given our comprehensive lineup of pass products that can fit any guest’s needs, our personalized and data-driven marketing efforts, and the fact that the vast majority of all visits from our passes occur at our network of owned and operated resorts. We expect that today’s price reductions will generate incremental pass revenue from new unit sales in Fiscal 2022 that will approximately offset any pass revenue lost from the new discount, and we believe that in future years the compounding impact of retaining guests in our program will drive material increases in pass revenue. We have always been clear that advance commitment is one of the core strategies of our Company, and our goal is to ultimately have more than 75 percent of lift revenue come from passes.”

Today’s announcements are a part of Vail Resorts’ Epic for Everyone commitment to broaden engagement in the sport. Launched in 2019, Epic for Everyone began with the introduction of the Epic Day Pass, designed to give new and occasional skiers the same value and flexibility offered with a traditional season pass. Later that year, the Company announced the acquisition of 17 regional ski resorts located near major metropolitan areas – an effort to provide pass holders the ability ski or ride close to home and at world-class destination resorts all on the same pass.

In addition to reducing the cost of accessing the mountains, Epic Pass products provide pass holders with significant savings on the rest of their mountain experience. Introduced last season, Epic Mountain Rewards offers pass holders 20 percent off on-mountain dining, lodging, group ski and ride school lessons, equipment rentals and more at Vail Resorts’ 34 North American owned and operated resorts.

All 2021/22 pass products will come with Epic Coverage, at no additional cost, which provides refunds for personal events like job loss, injury or illness, as well as for certain resort closures, including closures due to COVID-19.

Find more details on the 2021/22 Epic Pass portfolio at https://www.epicpass.com/pass-results/passes.aspx.

Media Contact
Danielle Johnson: danielle.johnson1@vailresorts.com

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and its consumer websites are www.epicpass.com and www.snow.com.

Forward-Looking Statements
Certain statements discussed in this press release other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our season pass products, including future sales and revenue as well as our expectations regarding the revenue impact for fiscal 2022. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our recently launched Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2021, which was filed on March 11, 2021.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.